Exhibit 99.1

Tracy: I’d like to welcome Jim Crane, Chief Financial Officer of MystarU.com Inc. The company trades its shares on the over the counter bulletin board under the symbol MYST. Jim, thank you for joining us today.

Jim: Thanks Tracy, glad to be here.

Tracy: Now first off tell us about the company.

Jim: Okay. The company provides information and entertainment services to the business and consumer internet markets primarily in China. We provide entertainment, education, and lifestyle content for our online properties as well as our partners and software and B2B internet-based offerings through our Subaye.com subsidiary. In October 2007, we acquired Media Group International and are expecting to further develop our business operations in the entertainment industry within China and potentially on an international scale.

Tracy: Great, now give us an idea of exactly how many members Subaye.com had at the end of May 2008.

Jim: At the end of May 2008 we had 26,442 members. Monthly membership growth has averaged 11.25% the past three months. We continue to see solid growth over the last several months and we expect the same going forward.

Tracy: Great, now speaking of growth, how are the next twelve months looking for Subaye.com? Any revenue projections or anything else investors can watch for?

Jim: Yes, the core business of Subaye.com is forecasted to generate $10 million in revenues during that time period, and to be clear, this is the twelve month time period ending June 30, 2009. The Subaye.com English site, which was just released recently, is currently forecasted to generate $3 million during the same time period. Additionally I think it is important to note that that we expect gross margins for Subaye.com and the Subaye.com english site to continually improve as revenue grows for each site. This is a growth story and costs of operating the sites are very well controlled.

Tracy: Now MystarU.com subsidiary 3G Dynasty invests in entertainment productions. Tell us a little bit about that and are there any projections you can share with us?

Jim: Yes, we recently forecasted $4 million in revenue for the next twelve months ending June 30, 2009. We expect to have three movies released during this time period, two that will be in post production towards the end of this period and one significant new investment during this time period. Again, to be clear, the time period is the twelve months ending June 30, 2009. I think it is important to note that this forecast does not include any of our investments in Zes TV internet broadcasts, which we look at on a case by case basis as they become available.

Tracy: Now it terms of earnings, how much is management expecting from your master franchise licenses in the next twelve months?

Jim: For the same twelve month period ending June 30, 2009, we are currently forecasting between $600,000 and $1 million in revenues.

Tracy: And what about your end user school licenses, how much is management expecting that to earn in the next twelve months?

Jim: The end user school licenses are forecasted to generate revenue in the next twelve months of approximately $1.5 million to $2 million.

Tracy. Great, any final thoughts today? Anything else you’d like to leave with our viewers?

Jim: No, I think that’s it Tracy. It was good to be here and I appreciate your time.

Tracy: Jim thank you for joining us and we look forward to speaking with you again soon.

Jim: Thanks Tracy.

Tracy. Once again that was Jim Crane, Chief Financial Officer of MystarU.com Inc. Log onto wallstreet.net for more information on the company or to view the company’s profile page.